Exhibit 99.1

     In accordance with Securities and Exchange Commission Release No. 34-359538 (January 12, 1998), this Statement is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Investment Banking division (the “Investment Banking division”) (the “Reporting Person”). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

     The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Holdings USA”), a Delaware corporation. The address of CS Holdings USA’s principal business and office is Eleven Madison Avenue, New York, New York 10010. The ultimate parent company of the Bank and CS Holdings USA, and the direct owner of the remainder of the voting stock of CS Holdings USA, is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland.

     CS Holdings USA owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company. The address of the principal business and office of CS USA Inc is Eleven Madison Avenue, New York, New York 10010.

     Each of DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership (“DLJMBP IV”), DLJ Offshore Partners IV, L.P., a Cayman Islands exempted limited partnership (“Offshore Partners IV”), MBP IV Plan Investors, L.P., a Bermuda limited partnership (“MBP IV Plan Investors”), CSFB Strategic Partners Holdings III, L.P., a Delaware limited partnership (“Strategic Partners III”), and CSFB Strategic Partners Parallel Fund III, L.P., a Delaware limited partnership (“Strategic Partners Parallel III”) (collectively, the “Investing Entities”) makes investments for long-term appreciation. DLJ Merchant Banking, Inc., a Delaware corporation (“DLJMB Inc.”), is (i) the general partner of DLJ Merchant Banking IV, L.P., which is the general partner of DLJMBP IV and (ii) the general partner of DLJ Merchant Banking IV (Cayman), L.P. and DLJ Merchant Banking IV, L.P., which are the overseas general partner and domestic general partner, respectively, of Offshore Partners IV. DLJ LBO Plans Management Corporation, a Delaware corporation (“DLJLBO”), is the general partner of MBP IV Plan Investors. DLJMB Inc. and DLJLBO are indirect wholly owned subsidiaries of CS USA Inc. DLJ MB Advisors, Inc., a Delaware corporation (“DLJMB Advisors”), is the manager and associate general partner, and Credit Suisse First Boston Private Equity, Inc., a Delaware Corporation (“CSFB PE”), is the managing general partner, of CSFB Strategic Associates, L.P., a Delaware limited partnership, which is the general partner of Strategic Partners III and Strategic Partners Parallel III. DLJMB Advisors is a wholly owned subsidiary of CSFB PE. CSFB PE is a wholly owned subsidiary of CS USA Inc. The address of the principal business and office of each of the Investing Entities, DLJMB Inc., DLJLBO, DLJMB Advisors and CSFB PE is Eleven Madison Avenue, New York, New York, 10010.

     On April 5, 2006, DLJMBP IV, Offshore Partners IV, MBP IV Plan Investors, Strategic Partners III, DLJ Merchant Banking, Inc., Wells Fargo Bank, N.A. (the “Trustee”), and UICI, a Delaware corporation, entered into a voting trust agreement pursuant to which the Investing Entities deposited 428,690.6834 shares of Class A-1 Common Stock (“Common Stock”) into a voting trust (the “Trust Shares”). Generally, the Trustee will vote such shares in proportion to, or with the majority of, votes cast by shareholders other than such Investing Entities and their affiliates. The number of shares of Common

Stock deposited into the trust by each of such Investing Entities is stated in footnote 3 above. The Trustee is the record holder of the Trust Shares and such Investing Entities hold trust certificates representing the shares. While the Trustee has the exclusive right to vote the Trust Shares, such Investing Entities have the power to dispose or direct the disposition of the Trust Shares and receive the proceeds, as well as the right to receive all dividends paid on their shares.

     CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG and its consolidated subsidiaries are comprised of the Bank and the Winterthur division (the “Winterthur division”). In addition to the Investment Banking division, the Bank is comprised of the Asset Management division (the “Asset Management division”) and the Private Banking division (the “Private Banking division”). The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The Winterthur division provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

     CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private Banking division and the Winterthur division) may beneficially own shares of the securities of the issuer to which this Form 3 relates and such shares are not reported in this Form 3. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of shares beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division.